Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-174846) of rue21, inc. and in the Registration Statement (Form S-8 No. 333-164401) pertaining to the rue21, inc. Amended and Restated 2003 Ownership Incentive Plan and the rue21, inc. 2009 Omnibus Incentive Plan of our reports dated March 27, 2012, with respect to the consolidated financial statements of rue21, inc., and the effectiveness of internal control over financial reporting of rue21, inc., included in this Annual Report (Form 10-K) for the year ended January 28, 2012.

/s/    ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

March 27, 2012